Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NAME	PLACE OF INCORPORATION OR ORGANIZATION
Leadis Technology Ltd.	Cayman Islands
Leadis International Limited	Hong Kong
Leadis Technology Korea, Inc.	Korea